Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Vor Biopharma Inc. for the sale of up to $350,000,000 of its common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated March 20, 2025, with respect to the consolidated financial statements of Vor Biopharma Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 20, 2025